Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-208674, 333-116629, 333-109893, 333-159247, 333-198070, 333-176306, and 333-176305 on Form S-8, and Registration Nos. 333-194747, 333-172849, 333-150898, 333-148911, 333-132459, 333-118907, 333-115118, 333-111650 and 333-109887 on Form S-3 of Galectin Therapeutics, Inc. of our report dated March 18, 2015, relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of Galectin Therapeutics, Inc. for the year ended December 31, 2015.

/S/ RSM US LLP

Charlotte, North Carolina

March 15, 2016